Filed Pursuant to Rule 433
Issuer Free Writing Prospectus,
Dated May 1, 2017
Relating to the Preliminary Prospectus Supplement
Dated May 1, 2017
Registration Statement No. 333-216926

bank of commerce | holdings

COMMON EQUITY OFFERING

NASDAQ: BOCH

May 2017

DISCLAIMERS

Forward Looking Statements

This presentation contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our management's and other experts' current expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors set forth in our filings with the Securities and Exchange Commission, including but not limited to our 2016 Annual Report on Form 10-K and various subsequent periodic reports on Forms 10-Q and 8-K. Many of these factors are beyond our control. Such factors could cause actual results to differ materially from the results discussed or implied in the forward-looking statements. Actual results may fall materially short of our expectations and projections, and we may change our plans or take additional actions that differ in material ways from our current intentions. Accordingly, we can give no assurance of future performance, and you should not rely unduly on forward-looking statements. All forward-looking statements are based on information available to the Bank of Commerce Holdings ("we" or the "Company") as of the date hereof, and we undertake no duty to update or revise any forward-looking statements, for any reason.

Non-GAAP Financial Measures

This presentation contains certain financial information determined by methods other than generally accepted accounting principles in the United States ("GAAP"), including "tangible book value per share." Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors. These disclosures should not be considered in isolation or as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other bank holding companies. Management compensates for these limitations by providing detailed reconciliations between GAAP information and the non-GAAP financial measures. A reconciliation of these non-GAAP measures to their GAAP equivalents is included in the appendix to this presentation..

Additional Information

These materials do not constitute an offer to sell or a solicitation of an offer to buy securities of the Company or any of its affiliates.

We have filed a registration statement on Form S-3 (File No. 333-216926) (including a prospectus and a related prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for the offering and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company or Raymond James & Associates, Inc. ("Raymond James"), as the representative of the underwriters, will arrange to send you the prospectus and prospectus supplement if you request them by calling Raymond James toll free at 1-800-248-8863.

OFFERING SUMMARY

Issuer:	Bank of Commerce Holdings (NASDAQ: BOCH)
Security:	Common Stock
Base Deal Value:	$25 million (100% Primary)
Overallotment:	15%
Last Trade:	$11.25 (as of April 28, 2017)
Pre-Offering Mkt Cap / Shares Out.:	$152 million / 13,517,000
Use of Proceeds:	General corporate purposes, including capital to support organic growth and opportunistic acquisitions
Lock-up Agreement:	90 Days
Book-Running Manager:	Raymond James
Co-Manager:	D.A. Davidson & Co.

COMPANY OVERVIEW

FRANCHISE OVERVIEW

- **Total Assets:** $1.1 billion
- **Headquartered:** Sacramento, CA[(1)]
- **Banking Offices:** 9
- **ATM Locations:** 12
- **Year Established:** 1982
- **Cash Dividend:** $0.03 qtrly (~1.1% yield)



Holding Company HQ (effective Aug 2017)
Current Branches (9)

Financial information as of March 31, 2017

(1) On April 24, 2017, The Company announced that the Holding Company will relocate from Redding, California to Sacramento, California. This relocation will be effective when the Company takes occupancy of the new premises, which is expected to occur by August 1, 2017

bank of commerce | holdings

EXECUTIVE MANAGEMENT



Randall S. Eslick
President & CEO

- Appointed President & CEO in November of 2013
- 16 years with Bank of Commerce Holdings
- 36 years of banking experience



Samuel D. Jimenez
Executive Vice President
Chief Operating Officer

- Has served as EVP and COO since December 2013
- 14 years with Bank of Commerce Holdings
- 25 years of banking experience



James A. Sundquist
Executive Vice President
Chief Financial Officer

- Has served as EVP and CFO since December of 2014
- 25 years experience as CFO
- 30 years of banking experience



Robert H. Muttera
Executive Vice President
Chief Credit Officer

- Has served as EVP and CCO since January 2014
- 25 years experience as CCO
- 31 years of banking experience

SUCCESSFUL REPOSITIONING INITIATIVES

To position the Company for continued and sustainable growth, we have:

- Significantly reduced our problem credits
  - Since 2012 we have reduced nonperforming assets from $41.6M to $10.8M at March 31, 2017
  - We currently report NPAs / Assets of 0.95%

- Repositioned our balance sheet
  - BofA branch transaction
  - FHLB term debt repayment
  - Swap termination

- Reoriented our business to focus on growth opportunities
  - Investment in infrastructure and staff to support our growth platform
  - Relocation of our headquarters to Sacramento
  - Three of our four member executive management team are long time greater Sacramento residents

bank of commerce | holdings

BRANCH ACQUISITION

Transaction Overview

- On March 11, 2016, we completed the purchase of five (5) branch offices from Bank of America and assumed the related overhead expense and deposit liabilities
- We expanded into the following new counties:
  - Siskiyou county
  - Tehama county
  - Glenn county
  - Colusa county
- Total deposits assumed of ~$149 million
  - ~15,000 customer accounts
- Average acquired branch size of ~$30 million in deposits
- Non-cash assets of ~$7 million
- All branch employees were retained



Acquired Branch Locations
Legacy Branches

bank of commerce | holdings

GROWTH STRATEGIES

- Leverage our investment in:
  - Our Sacramento commercial bankers
  - Our SBA lending division
  - Our retail banking offices

- Aggressively recruit experienced bankers with portfolios of loyal customers

- Provide exceptional service and technology to attract additional homeowner associations and property managers through our Specialized Banking Services division

- Strategically expand into the dynamic markets which are contiguous to our Sacramento area footprint

ATTRACTIVE BANKING MARKETS

Our primary market area is along the Interstate-5 corridor from Yreka, California to Sacramento, California

	Metropolitan Statistical Areas		Counties				State of	Aggregate
Market Demographics	Sacramento	Redding	Tehama	Glenn	Siskiyou	Colusa	California	National
BOCH Branch Information								
Number of Offices	1	3	1	2	1	1	9	9
Market Deposits ($000s)	274,937	524,296	16,409	64,348	38,950	19,321	938,261	938,261
Rank	20th	2nd	9th	3rd	6th	5th		
Market Share (%)	0.56	18.26	2.38	14.70	5.79	4.31		
Population								
Total Pop. (#)	2,307,187	179,984	63,793	28,460	43,811	21,918	39,691,194	325,139,271
Proj. Pop. Growth ('17-'22) (%)	5.10	2.40	1.83	2.20	0.17	2.79	4.74	3.77
Median Age (Years)	37.50	42.30	40.50	36.30	47.30	34.70	36.70	38.20
Household Metrics								
Income $100k-$199k (#)	192,179	10,884	3,368	1,335	1,872	1,084	3,056,824	24,033,373
Income $200k+ (#)	60,456	2,523	701	318	467	183	1,268,374	7,691,565
Median Income ($)	63,727	47,571	46,868	42,172	40,125	52,494	66,091	57,462
Average Income ($)	68,951	52,970	50,591	42,815	42,849	53,563	71,203	61,642
Proj. HH Inc. Change ('17-'22) (%)	8.20	11.35	7.94	1.52	6.79	2.04	7.73	7.27

Source: SNL Financial
Market share and deposit information as of June 30, 2016

bank of commerce | holdings

SACRAMENTO GROWTH OPPORTUNITY

- We are turning our focus to the Sacramento market
- Providing a growth opportunity to gain deposit market share, the Greater Sacramento marketplace offers projected population and household income growth above state and national statistics
- Our Sacramento markets are heavily influenced by the diverse economic mix of business activity including:
  - The California state government
  - UC Davis / UC Davis Medical Center
  - Intel Corporation
  - Hewlett-Packard

Sacramento--Roseville--Arden-Arcade, CA Rank			No. of Branches	Deposits in Market	Market Share
2016	2015	Company	(#)	($M)	(%)
1	1	Wells Fargo & Co. (CA)	72	$11,414	23.39
2	2	U.S. Bancorp (MN)	52	8,261	16.93
3	3	Bank of America Corp. (NC)	52	7,654	15.68
4	5	JPMorgan Chase & Co. (NY)	47	3,512	7.20
5	4	Rabobank	2	3,152	6.46
6	6	Mitsubishi UFJ Financial	8	2,199	4.51
7	7	Citigroup Inc. (NY)	10	1,992	4.08
8	8	BNP Paribas USA Inc. (NY)	14	1,348	2.76
9	10	River City Bank (CA)	12	1,205	2.47
10	9	El Dorado SB FSB (CA)	19	1,130	2.31
11	11	Umpqua Holdings Corp. (OR)	17	1,009	2.07
12	13	First Northern Community Bncp (CA)	9	651	1.33
13	12	Five Star Bancorp (CA)	4	637	1.30
14	14	Banner Corp. (WA)	9	440	0.90
15	16	American River Bankshares (CA)	6	357	0.73
16	17	Zions Bancorp. (UT)	4	352	0.72
17	18	TriCo Bancshares (CA)	9	330	0.68
18	19	Farmers & Merchants Bancorp (CA)	5	309	0.63
19	24	Community 1st Bancorp (CA)	3	287	0.59
20	22	Bank of Commerce Holdings (CA)	1	275	0.56
21	20	BBVA	4	271	0.55
22	25	First Citizens BancShares Inc. (NC)	3	241	0.49
23	21	Westamerica Bancorp. (CA)	3	232	0.47
24	23	First Banks Inc. (MO)	3	222	0.45
25	26	Merchants Holding Co. (CA)	4	192	0.39
		Total For Institutions In Market	395	$48,803	

Source: SNL Financial
Market share and deposit information as of June 30, 2016

bank of commerce | holdings

ACQUISITION OPPORTUNITIES

Acquisition Strategy

- We are competitively positioned to explore a robust inventory of potential opportunities
- Our primary focus is on the dynamic markets contiguous to the greater Sacramento area with additional interest in other attractive Northern California areas
- We are diligent in our assessment of opportunities with a focus on:
  - Financial impacts and benefits to our shareholders
  - Quality of the markets and their ability to support future growth
  - The quality and cultural fit of the bankers who would join our team
- There are currently no pending transactions or expressions of interest



Holding Company HQ (effective Aug 2017)
Current Branches (9)

bank of commerce | holdings

FINANCIAL PERFORMANCE

FIRST QUARTER 2017 HIGHLIGHTS

Financial Highlights for Q1 2017	• Total assets of $1.14 billion • Gross loans of $812 million [(1)] • Net income of $2.3 million [(2)]
Shareholder Highlights	• Earnings per share of $0.17 • Tangible book value per share of $6.97 • Common dividend of $0.03 quarterly
Selected Performance Ratios	• ROAA of 0.80% • ROAE of 9.63% • Net interest margin of 3.78% [(3)] • Efficiency Ratio of 71.49%
Credit Quality Ratios	• NPAs as a percentage of assets of 0.95% • Allowance as a percentage of gross loans of 1.44% • Reserves represented 107.7% of non-performing assets
Capital Position	• All BHC and bank ratios significantly above those to be considered "well capitalized"

(1) Net of deferred fees and cost
(2) Includes life insurance death benefit proceeds of $502 thousand
(3) Net interest margin on a tax equivalent basis
Financial information as of March 31, 2017

bank of commerce | holdings

REALIZING FRANCHISE GROWTH

- With infrastructure now in place, we have begun to leverage our investment to realize growth
- Growth has primarily been driven by our Sacramento-based divisions:
  - Sacramento commercial banking
  - SBA lending division
- We have maintained share in our legacy and retail markets



Total Assets ($M)
$979
$956
$997
$1,015
$1,141
$1,077
$1,143
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

LOAN PORTFOLIO SUMMARY

Gross Loans and Loan Yield ($M) (1)



5.16%
$664
$598
4.88%
$661
4.71%
$718
4.70%
$806
4.71%
$725
4.72%
$812
4.72%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Loan Composition at March 31, 2017



Total Consumer 12%
Consumer & Other 6%
Commercial 18%
CRE - Const & Land 6%
RE - Equity lines 4%
RE - 1-4 Fam 2%
RE - ITIN 6%
Total CRE 64%
CRE - Non-owner Occ 38%
CRE - Owner Occ 20%

Total Gross Loans: $812M

(1) Loans, net of deferred fees and costs

bank of commerce | holdings

LOANS BY PRODUCTION UNIT

Sacramento ($M)


$156
$172
$206
$233
$309
$235
$313
23%
39%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

SBA ($M)


$0
$2
$48
$76
$102
$76
$108
13%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Redding ($M)


$370
$356
$269
$265
$255
$269
$256
56%
32%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Consumer & Wholesale ($M)


$138
$68
$138
$142
$138
$146
$134
21%
16%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

% of Total Loans

bank of commerce | holdings

ASSET QUALITY IMPROVEMENT

Nonperforming Assets ($M)



Nonperforming Assets / Assets
$42
$31
$22
$16
$12
$13
$11
4.25%
3.23%
2.22%
1.53%
1.06%
1.18%
0.95%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Recoveries (Net Charge Offs) / Loans



0.13%
0.05%
0.05%
0.04%
-0.01%
-1.04%
-1.48%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

bank of commerce | holdings

DEPOSIT COMPOSITION AND GROWTH

March 31, 2017


Time Deposits 22%
CDs < $100K 5%
CDs > $100K 17%
Non-Interest Bearing 27%
Savings 11%
Interest Bearing 19%
Money Market Accounts 21%
DDA 67%

Total Deposits: $1.0B

Total Deposits ($M) and Cost of Deposits (%)


$701
$746
$789
$804
$1,005
$938
$1,004
0.68%
0.47%
0.43%
0.39%
0.31%
0.39%
0.29%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

bank of commerce | holdings

DEPOSITS BY PRODUCTION UNIT

Sacramento ($M)


$203
$209
$249
$264
$338
$276
$336
29%
33%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Acquired Branches ($M)


$0
$0
$0
$0
$146
$147
$154
15%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Redding ($M)


$415
$476
$463
$464
$471
$458
$465
59%
46%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Internet Branch ($M)


$83
$61
$77
$76
$50
$57
$49
12%
5%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

% of Total Deposits

IMPROVED DEPOSIT COMPOSITION



December 31, 2012
Time Deposits 36%
CDs < $100K 8%
Non-Interest Bearing 17%
Interest Bearing 16%
DDA 51%
CDs > $100K 28%
Savings 13%
Money Market Accounts 18%
March 31, 2017
Time Deposits 22%
CDs < $100K 5%
Non-Interest Bearing 27%
CDs > $100K 17%
DDA 67%
Savings 11%
Interest Bearing 19%
Money Market Accounts 21%

Total Deposits: $701M

Total Deposits: $1.0B

bank of commerce | holdings

REDUCED RELIANCE ON WHOLESALE FUNDING

- We successfully completed our BofA branch transaction in March of 2016 providing a stable source of low cost core deposits
- With lower cost funding available to us we:
  - Repaid our FHLB advances
  - Redeemed our brokered time deposits


Wholesale Funding
$174
$29
$20
$125
$132
$17
$40
$75
$146
$8
$63
$75
$148
$18
$55
$75
$47
$53
$46
2012
2013
2014
2015
2016
Q1 16
Q1 17
FHLB
Brokered Time
Subscription Time

INCOME STATEMENT TRENDS

Net Income to Common ($M)



$6.5
$7.7
$5.5
$8.3
$5.3
-$1.0
$2.3
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Total Revenues ($M)



Net Interest Income
Non-Interest Income
$41.7
$6.6
$35.1
$37.3
$3.5
$33.8
$36.9
$4.3
$32.6
$37.0
$3.2
$33.8
$39.8
$3.6
$36.2
$9.3
$0.9
$8.3
$11.3
$1.5
$9.7
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Total Expenses ($M) (1)



Non-Interest Expense
Provision
One Time Charges
$30.6
$9.4
$21.2
$24.6
$2.8
$21.8
$29.6
$1.4
$3.2
$25.0
$24.9
$0.3
$0.0
$24.6
$32.6
$3.0
$0.0
$29.6
$10.0
$2.8
$0.0
$7.2
$8.3
$0.2
$8.1
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

(1) Non-Interest expenses are net of one time charges

bank of commerce | holdings

SELECTED PERFORMANCE RATIO TRENDS

ROAA



0.78%
0.83%
0.59%
0.86%
0.49%
-0.37%
0.80%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

ROAE



6.66%
7.47%
5.59%
8.10%
5.68%
-4.23%
9.63%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Efficiency



50.88%
58.38%
71.61%
67.40%
81.88%
108.08%
71.49%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Net Interest Margin (1)



3.99%
3.86%
3.71%
3.77%
3.71%
3.57%
3.78%
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

(1) Net interest margin on a tax equivalent basis

bank of commerce | holdings

STOCKHOLDER TRENDS PER SHARE

Earnings Per Share



$0.41
$0.52
$0.41
$0.62
$0.39
-$0.07
$0.17
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

Tangible Book Value Per Share[1]



$5.66
$5.86
$6.29
$6.76
$6.83
$6.57
$6.97
2012
2013
2014
2015
2016
Q1 '16
Q1 '17

(1) Refer to Appendix for GAAP to Non-GAAP reconciliations

bank of commerce | holdings

OPERATIONAL FOCUS

- Our near-term goals include increasing:
  - Earnings per share
  - ROAA
  - ROAE

- We expect to generate growth through leveraging our investments in:
  - Our Sacramento commercial banking teams
  - Our SBA lending division
  - Our retail banking offices

- Our focus remains on what is best for our shareholders, employees, customers and the communities we serve

INVESTMENT HIGHLIGHTS

- Our executive management team has an extensive knowledge of Northern California markets in which we operate
- Our conservative balance sheet has been reconfigured to:
  - Eliminate most high cost wholesale funding sources
  - Build a banking franchise based on organic deposit growth
  - Improve asset quality
- Our experienced Sacramento banking teams (commercial and SBA) are positioned to provide significant organic loan and deposit growth
- The integration of five offices acquired in 2016 is complete
- We are focused on growing into our cost structure and managing noninterest expenses

RECONCILIATION OF GAAP AND NON-GAAP MEASURES

GAAP RECONCILIATION

GAAP Reconciliation – tangible book value	At March 31,		At December 31,				
(Amounts in thousands except per share information)	2017	2016	2016	2015	2014	2013	2012
Total shareholders' equity	$ 96,463	$ 90,718	$ 94,106	$ 90,522	$ 103,602	$ 101,787	$ 110,321
Less: Preferred stock	-	-	-	-	(19,931)	(19,931)	(19,931)
Less: Intangible assets	(2,196)	(2,469)	(2,252)	-	-	-	(55)
Tangible common equity	**$ 98,659**	**$ 93,187**	**$ 96,358**	**$ 90,522**	**$ 123,533**	**$ 121,718**	**$ 130,307**
Shares outstanding	13,517	13,442	13,440	13,385	13,295	13,977	15,972
Tangible book value per common share	$ 6.97	$ 6.57	$ 6.83	$ 6.76	$ 6.29	$ 5.86	$ 5.66

www.bankofcommerceholdings.com

bank of commerce | holdings